SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of October 16, 2007, by and among PETROLEUM DEVELOPMENT CORPORATION (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors (the “Guarantors”), the LENDERS party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).  Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of November 4, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement to, among other things, increase the Borrowing Base and the potential maximum amount of the Aggregate Revolving Commitment and modify certain covenants, and the Administrative Agent and the Lenders have agreed to do so on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Guarantors, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.  Amendments to Credit Agreement.  Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 5 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

1.1  Additional Definitions.  Section 1.01 of the Credit Agreement shall be and it hereby is amended by inserting the following definitions in appropriate alphabetical order:

“Acquisition” means, the acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by the Borrower or any Restricted Subsidiary of property or assets consisting of Oil and Gas Interests.

“Disposition” means, the disposition by the Borrower or any Restricted Subsidiary, whether by sale, merger, assignment, transfer or otherwise, of all or substantially all of the

Equity Interest of any Restricted Subsidiary or any property or assets consisting of Oil and Gas Interests.

“Maximum Facility Amount” means $400,000,000.

“Second Amendment Effective Date” means October 16, 2007.

“Senior Notes” is defined in Section 7.01(j).

1.2  Amended Definitions.  Section 1.01 of the Credit Agreement shall be and it hereby is amended by amending and restating the following definitions to read in their entirety as follows:

“Aggregate Revolving Commitment” means the amount equal to the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base, as such Aggregate Revolving Commitment may be reduced or increased pursuant to Section 2.02 and Section 2.03, provided that in no event shall the Aggregate Revolving Commitment exceed the Borrowing Base.  The Aggregate Revolving Commitment as of the Second Amendment Effective Date is $275,000,000.  If at any time the Borrowing Base is reduced below the Aggregate Revolving Commitment, the Aggregate Revolving Commitment shall be reduced automatically to the amount of the Borrowing Base in effect at such time.

“Capital Markets Event” means the receipt by the Borrower of net proceeds of not less than $200,000,000 from the issuance of Indebtedness of the Borrower (including the issuance of Senior Notes) or Equity Interests of the Borrower on terms and conditions acceptable to Administrative Agent and Required Lenders and with the prior written consent of Administrative Agent and Required Lenders.

“Consolidated EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Net Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of FASB Statement 133 for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses, and (g) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income, (h) the sum of (i) any non-cash gains on any Swap Agreements resulting from the requirements of FASB Statement 133 for that period; (ii) extraordinary or non-recurring gains; and (iii) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business); provided that, with respect to the determination of Borrower’s compliance with the leverage ratio set forth in Section 7.11(b) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any Acquisitions or Dispositions made during such period as if such Acquisition or Disposition, as the case may be, was made at the beginning of such period.

“Suspension Period” means the period beginning August 9, 2007, and ending on the earlier of (a) the occurrence of a Capital Markets Event or (b) October 1, 2008.

1.3  Termination and Reduction of the Aggregate Revolving Commitment.  Section 2.02(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(b)  The Borrower may at any time terminate, or from time to time reduce, the Aggregate Revolving Commitment; provided that (i) each reduction of the Aggregate Revolving Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and shall be applied ratably to each Lender’s Revolving Commitment and (ii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment.

1.4  Increases in the Aggregate Revolving Commitment.  The first sentence of Section 2.03 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 2.03   Increases in the Aggregate Revolving Commitment.  So long as no Default has occurred and is continuing or would be caused by such increase, the Borrower may by written notice to the Administrative Agent, on or before ten Business Days after any Redetermination of the Borrowing Base pursuant to Article III, elect to increase the existing Aggregate Revolving Commitment in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (any such increase, the “New Commitments”); provided that the amount of such increase together with the existing Aggregate Revolving Commitment does not, in the aggregate, exceed the lesser of (a) the Maximum Facility Amount and (b) the Borrowing Base then in effect as a result of such Redetermination.

1.5  Letters of Credit/Expiration Date.  Section 2.06(c) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

1.6  Repayment of Loans; Evidence of Debt.  Section 2.09(e) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(e)  Any Lender or Participant may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to

 Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

1.7  Reserve Report; Proposed Borrowing Base.  Section 3.01 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 3.01.  Reserve Report; Proposed Borrowing Base.  During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be $125,000,000 (the “Initial Borrowing Base”). During the period from the Second Amendment Effective Date until the first Redetermination after the Second Amendment Effective Date, the Borrowing Base shall be $275,000,000.  As soon as available and in any event by April 1 and October 1 of each year, beginning April 1, 2008, the Borrower shall deliver to the Administrative Agent and each Lender a Reserve Report, prepared as of the immediately preceding December 31 and June 30, respectively, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of the Reserve Report due on October 1 of each year, by petroleum engineers employed by the Borrower), said Reserve Report to utilize economic and pricing parameters established from time to time by the Administrative Agent, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties.  Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrower shall submit to the Administrative Agent and each Lender the Borrower’s requested amount of the Borrowing Base as of the next Redetermination Date.  Promptly after the receipt by the Administrative Agent of such Reserve Report and the Borrower’s requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base to become effective for the period commencing on the next Redetermination Date.

1.8  Scheduled Redeterminations of the Borrowing Base; Procedures and Standards.  The first two sentences of Section 3.02 of the Credit Agreement shall be and they hereby are amended and restated in their entirety to read as follows:

     Section 3.02.  Scheduled Redeterminations of the Borrowing Base; Procedures and Standards.  Based in part on the Reserve Reports made available to the Administrative Agent and the Lenders pursuant to Section 3.01, the Lenders shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Lenders).  Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the amount of the Borrowing Base requested by the Borrower, (b) such Borrowing Base shall not exceed the Maximum Facility Amount, (c) to the extent such Borrowing Base represents an increase in the Borrowing Base in effect prior to such Redetermination, such Borrowing Base must be approved by all Lenders, and (d) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination or a reaffirmation of such prior Borrowing Base, such Borrowing Base must be approved by the Administrative Agent and Required Lenders.

1.9  Borrowing Base.  Article III of the Credit Agreement shall be and it hereby is amended by inserting the following at the end of such Article as Section 3.07:

Section 3.07.  Additional Reductions in Borrowing Base.  Upon the issuance of any Senior Notes, the Borrowing Base then in effect shall automatically be reduced by $300 for each $1,000 in stated principal amount of such Senior Notes issued by the Borrower.

1.10  Financial Statements; Other Information.  Section 6.01(a) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(a)  within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

1.11  Financial Statements; Other Information.  Section 6.01(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(b)  within 45 days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

1.12  Financial Statements; Other Information.  Section 6.01(d) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(d)  Reserved.

1.13  Financial Statements; Other Information.  Section 6.01(f) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(f)   for any Sponsored Partnership, upon the written request (or the verbal request confirmed in writing within ten days of such verbal request) of the Administrative Agent, (A)

 copies of any tax returns which such Sponsored Partnership has sent to or filed with the Internal Revenue Service, and (B) the audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows of such Sponsored Partnership as of the end of any fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, as reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Sponsored Partnership on a consolidated basis in accordance with GAAP consistently applied;

1.14  Security.  The first sentence of Section 6.09 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 6.09.  Security.  The Borrower will, and will cause each Restricted Subsidiary to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, (a) Mortgages in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in Direct Interests having an Engineered Value equal to or greater than (i) at any time prior to the earlier of the occurrence of a Capital Markets Event or December 31, 2007, the Minimum Mortgaged Value and (ii) at all other times, eighty percent (80%) of the Engineered Value of the Direct Interests included in the Borrowing Base Properties and (b) Security Agreements in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in the Partnership Interests and certain other personal property of the Borrower or such Restricted Subsidiary, as the case may be, subject only to Permitted Encumbrances and other Liens permitted under Section 7.02.

1.15  Indebtedness.  Section 7.01 of the Credit Agreement shall be and it hereby is amended by (a) inserting the following as Section 7.01(i) and (b) relettering the existing clauses (i) and (j) of Section 7.01 as clauses (j) and (k) respectively:

(i)  Unsecured Indebtedness of the Borrower evidenced by unsecured senior notes or unsecured senior subordinated notes containing terms and conditions (including, if applicable, subordination provisions) acceptable to the Administrative Agent and the Required Lenders in their sole discretion and in an aggregate principal amount not to exceed $250,000,000 (“Senior Notes”);

1.16  Other Agents.Article X of the Credit Agreement shall be and it hereby is amended by adding the following at the end of the third paragraph of that Article:

No Person identified as a Syndication Agent on Schedule 2.01 or as a Joint Lead Arranger, in each case in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

1.17  Waivers; Amendments. Section 11.02(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (1) increase the Borrowing Base without the written consent of each Lender, (2) increase the Applicable Percentage of any Lender or the Aggregate Revolving Commitment above the Maximum Facility Amount without the written consent of such Lender, (3) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (4) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Revolving Commitment, without the written consent of each Lender affected thereby, (5) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (6) release any Credit Party from its obligations under the Loan Documents or, except in connection with any sales, transfers, leases or other dispositions permitted in Section 7.03, release any of the Collateral without the written consent of each Lender, or (7) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; providedfurther that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

1.18  Amendment to Schedules.  Schedule 2.01, Schedule 4.06 and Schedule 4.13 of the Credit Agreement shall be and they hereby are amended in their entirety by substituting Schedule 2.01, Schedule 4.06 and Schedule 4.13 attached hereto.

SECTION 2.  New Lenders and Reallocation of Revolving Commitments and Loans.  The Lenders have agreed among themselves to reallocate their respective Applicable Percentages of the Aggregate Revolving Commitment and to, among other things, allow certain financial institutions identified by J.P. Morgan Securities, Inc., in its capacity as a Joint Lead Arranger, in consultation with the Borrower, to become a party to the Credit Agreement as a Lender (each, a “New Lender”) by acquiring an interest in the Aggregate Revolving Commitment, and Administrative Agent and the Borrower hereby consent to such reallocation and each New

Lender’s acquisition of an interest in the Aggregate Revolving Commitment.  On the Second Amendment Effective Date and after giving effect to such reallocation of the Aggregate Revolving Commitment, the Applicable Percentage of each Lender shall be as set forth on Schedule 2.01 of this Amendment.  With respect to such reallocation, each New Lender shall be deemed to have acquired its Revolving Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if such New Lender and the other Lenders had executed an Assignment and Assumption with respect to such allocation.  The Borrower and Administrative Agent hereby consent to such assignment to the New Lenders.

SECTION 3.  Conditions.  The amendments to the Credit Agreement contained in Section 1 of this Amendment and the assignment contained in Section 2 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.

3.1  Execution and Delivery.  Each Credit Party, each Lender, including the New Lenders, and the Administrative Agent shall have executed and delivered this Amendment and each other required document, all in form and substance satisfactory to the Administrative Agent.

3.2  No Default.  No Default shall have occurred and be continuing or shall result from effectiveness of this Amendment.

3.3  Fees.  The Administrative Agent, the Joint Lead Arrangers and the Sole Bookrunner shall have received all fees payable in the amounts and at the times separately agreed upon among the Administrative Agent, the Joint Lead Arrangers, the Sole Bookrunner and the Borrower.

3.4  Governmental Approvals.  All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated by the Credit Agreement, as amended to date, and by this Amendment and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

3.5  Unioil Guaranty.  The Borrower shall have, and shall have caused Unioil to, comply with Sections 6.13 and 6.14 of the Credit Agreement with respect to Unioil, including, without limitation, the execution and delivery of a Counterpart Agreement in the form of Exhibit C to the Credit Agreement.

3.6  Authorization and Good Standing.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of this Amendment and any other legal matters relating to the Credit Parties or this Amendment, all in form and substance satisfactory to the Administrative Agent and its counsel.

3.7  Other Documents.  The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 4.  Representations and Warranties of Borrower.  To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders as follows:

4.1  Reaffirmation of Representations and Warranties/Further Assurances.  After giving effect to the amendments and assignments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the Second Amendment Effective Date (except to the extent such representations and warranties relate solely to an earlier date, in which case they are true and correct as of such earlier date).

4.2  Corporate Authority; No Conflicts.  The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party.

4.3  Enforceability.  This Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

SECTION 5.  Miscellaneous.

5.1  Reaffirmation of Loan Documents and Liens.  Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect.  Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

5.2  Parties in Interest.  All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3  Legal Expenses.  Each Credit Party hereby agrees to pay all reasonable fees and expenses of counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

5.4  Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  However, this Amendment shall bind no party until each Credit Party, the Lenders (or at least the required percentage thereof), and the Administrative Agent have executed a counterpart.  Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

5.5  Complete Agreement.  THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6  Headings.  The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

[Remainder of Page Intentionally Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:
PETROLEUM DEVELOPMENT CORPORATION

By:	/s/ Richard W. McCullough
Name:	Richard W. McCullough
Title:	Chief Financial Officer

GUARANTORS:

RILEY NATURAL GAS COMPANY

By:	/s/ Thomas E. Riley
Name:	Thomas E. Riley
Title:	President

UNIOIL

By:	/s/ Thomas E. Riley
Name:	Thomas E. Riley
Title:	President

        Signature Page

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Illinois)), individually and as Administrative Agent,

By:	/s/ Jo Linda Papadakis
Name:	Jo Linda Papadakis
Title:	Vice President

        Signature Page

BNP PARIBAS,
as a Lender and as Syndication Agent

By:	/s/ Douglas R. Liftman
Name:	Douglas R. Liftman
Title:	Managing Director

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

        Signature Page

WACHOVIA BANK, N.A., as a Lender

By:	/s/ Jay Buckman
Jay Buckman, Vice President

        Signature Page

GUARANTY BANK, FSB, as a Lender

By:	/s/ Kelly L. Elmore III
Name:	Kelly L. Elmore III
Title:	Senior Vice President

        Signature Page

BANK OF OKLAHOMA, as a Lender

By:	/s/ Lindsay Sherrer
Name:	Lindsay Sherrer
Title:	Vice President

        Signature Page

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

        Signature Page